AMENDMENT TO
INVESTMENT SUBADVISORY AGREEMENT

AMENDMENT to Investment Subadvisory Agreement dated May 12, 2001, as amended March 8, 2002 (the "Agreement"), by and between CALVERT ASSET MANAGEMENT COMPANY, INC., a Delaware Corporation having its principal place of business in Bethesda, Maryland (the "Advisor"), and SSgA FUNDS MANAGEMENT, INC., a Massachusetts corporation, having its principal place of business in Boston, Massachusetts (the "Subadvisor").

WHEREAS, the Advisor has been organized to operate as an investment advisor registered under the Investment Advisers Act of 1940, as amended, and is engaged in the business of rendering management, investment advisory, and administrative services to investment companies and currently provides such services to the Calvert Social Investment Fund, Enhanced Equity Portfolio; and

WHEREAS, the Advisor has retained the Subadvisor to furnish it with certain investment advisory services in connection with the Advisor's investment advisory activities on behalf of the Calvert Social Investment Fund, Enhanced Equity Portfolio;

NOW, THEREFORE, in consideration of the terms and conditions hereinafter set forth, it is agreed as follows:

1. The Fee Schedule to the Agreement shall be restated and amended as follows:

As compensation pursuant to Section 4 of the Investment Subadvisory Agreement between Calvert Asset Management Company, Inc. (the "Advisor") and SsgA Funds Management, Inc. (the "Subadvisor"), the Advisor shall pay the Subadvisor an annual Subadvisory fee computed daily and payable monthly, at an annual rate of 0.25% of average daily net assets of the Calvert Social Investment Fund, Enhanced Equity Portfolio.

2. All of the remaining provisions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have hereunto set their hands and seals.
Attest:	CALVERT ASSET MANAGEMENT COMPANY, INC.
By:__/s/ Ivy Duke_______	By: _/s/ Reno Martini
Reno Martini, Senior Vice-President

Attest:	SSGA FUNDS MANAGEMENT, INC.
By:___________________	By:_/s/ Agustin Fleites
Agustin Fleites, President